Exhibit 4.6

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN

June 9, 2022

TABLE OF CONTENTS

ARTICLE 1 PURPOSE		1
1.1	Purpose	1

ARTICLE 2 INTERPRETATION		1
2.1	Definitions	1
2.2	Interpretation	11

ARTICLE 3 ADMINISTRATION		12
3.1	Administration	12
3.2	Delegation to Committee	13
3.3	Determinations Binding	13
3.4	Eligibility	13
3.5	Plan Administrator Requirements	14
3.6	Market Value Allocation and Subsidiary Plan Requirements	14
3.7	Total Shares Subject to Awards	15
3.8	Limits on Grants of Awards	15
3.9	Award Agreements	15
3.10	Non-transferability of Awards	16

ARTICLE 4 OPTIONS		16
4.1	Granting of Options	16
4.2	Exercise Price	16
4.3	Term of Options	16
4.4	Vesting and Exercisability	16
4.5	Payment of Exercise Price	17

ARTICLE 5 RESTRICTED SHARE UNITS		18
5.1	Granting of RSUs	18
5.2	RSU Account	18
5.3	Vesting of RSUs	18
5.4	Settlement of RSUs	18

ARTICLE 6 PERFORMANCE SHARE UNITS		19
6.1	Granting of PSUs	19
6.2	Terms of PSUs	19
6.3	Performance Goals	19
6.4	PSU Account	20
6.5	Vesting of PSUs	20
6.6	Settlement of PSUs	20

ARTICLE 7 DEFERRED SHARE UNITS		21
7.1	Granting of DSUs	21
7.2	DSU Account	22
7.3	Vesting of DSUs	22
7.4	Settlement of DSUs	22
7.5	No Additional Amount or Benefit	23

-ii-

ARTICLE 8 ADDITIONAL AWARD TERMS		23
8.1	Dividend Equivalents	23
8.2	Restricted Period	23
8.3	Withholding Taxes	24
8.4	Recoupment	24

ARTICLE 9 TERMINATION OF EMPLOYMENT OR SERVICES		24
9.1	Termination of Employee, Consultant or Director	24
9.2	Termination of Employee, Consultant or Director – Treatment of Options	25
9.3	Termination of Employee, Consultant or Director – Treatment of RSUs, PSUs and DSUs	26
9.4	Discretion to Permit Acceleration	26

ARTICLE 10 EVENTS AFFECTING THE CORPORATION		27
10.1	General	27
10.2	Change in Control	27
10.3	Reorganization of Corporation’s Capital	28
10.4	Other Events Affecting the Corporation	29
10.5	Immediate Acceleration of Awards	29
10.6	Issue by Corporation of Additional Shares	29
10.7	Fractions	29

ARTICLE 11 U.S. TAXPAYERS		29
11.1	Provisions for U.S. Taxpayers	29
11.2	ISOs	30
11.3	ISO Grants to 10% Shareholders	30
11.4	$100,000 Per Year Limitation for ISOs	30
11.5	Disqualifying Dispositions	30
11.6	Section 409A of the Code	31
11.7	Application of Article 11 to U.S. Taxpayers	31

ARTICLE 12 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		32
12.1	Amendment, Suspension, or Termination of the Plan	32
12.2	Permitted Amendments	32
12.3	Amendments Requiring Shareholder Approval	32

ARTICLE 13 MISCELLANEOUS		33
13.1	Legal Requirement	33
13.2	No Other Benefit	33
13.3	Rights of Participant	33
13.4	Corporate Action	33
13.5	Priority of Agreements	33
13.6	Anti-Hedging Policy	34
13.7	Participant Information	34
13.8	Participation in the Plan	34
13.9	International Participants	34
13.10	Successors and Assigns	34
13.11	General Restrictions or Assignment	34
13.12	Severability	35
13.13	Notices	35
13.14	Effective Date	35
13.15	Governing Law	35
13.16	Submission to Jurisdiction	35

CALIFORNIA SUPPLEMENT		1

Verses Technologies Inc.

Omnibus Equity Incentive Plan

Article 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation and its subsidiaries, to reward such of those Directors, Employees and Consultants as may be granted Awards under this Plan by the Board from time to time for their contributions toward the long-term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long-term investments and proprietary interests in the Corporation.

Article 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

(a)	“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, as amended from time to time;

(b)	“Award” means any Option, Restricted Share Unit, Performance Share Unit or Deferred Share Unit granted under this Plan which may be denominated or settled in Shares, cash, a combination thereof or in such other form as provided herein in the discretion of the Plan Administrator;

(c)	“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in the form or any one of the forms approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan and which need not be identical to any other such agreements;

(d)	“Board” means the board of directors of the Corporation as it may be constituted from time to time;

(e)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Vancouver are open for commercial business during normal banking hours;

(f)	“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

(g)	“Cash Fees” has the meaning set forth in Subsection 7.1(a);

(h)	“Cashless Exercise” has the meaning set forth in Subsection 4.5(b);

(i)	“Cause” means, with respect to a particular Participant:

(i)	“cause” (or any similar term) as such term is defined in the applicable Service Agreement;

(ii)	in the event there is no Service Agreement or “cause” (or any similar term) is not defined in such agreement, “cause” (or any similar term) as such term is defined in the Award Agreement; or

(iii)	in the event neither (i) nor (ii) apply, such Participant’s: (A) failure to comply with, in any material respect, any of the policies of the Corporation, any subsidiary of the Corporation, or any Affiliate of the Corporation or any subsidiary of the Corporation (each, a “VERSES Entity”) provided to such Participant, in each case, which failure is not cured (to the extent reasonably susceptible to cure) within thirty (30) days after receiving notice from the Board or the board of directors of the applicable VERSES Entity (the “Applicable Board”) of such failure; (B) continuous refusal, following written notice from the applicable VERSES Entity, to carry out or comply with any lawful and reasonable directives of the Applicable Board or the Participant’s direct or indirect supervisor; (C) breach of any non-solicitation or non-competition covenants to which such Participant is subject or material breach of any other restrictive covenants to which such Participant is subject, in each case, with respect to any VERSES Entity; (D) material breach of the terms of any written employment agreement, Award Agreement or other written contract of engagement between the Participant and the applicable VERSES Entity, which breach is not cured (to the extent reasonably susceptible to cure) within thirty (30) days after receiving notice from the Applicable Board of such failure; (E) indictment for (or being charged with), plea of no contest to, plea of nolo contendere to, or imposition of unadjudicated probation for any felony or crime (other than a motor vehicle violation not involving serious bodily harm) involving moral turpitude; (F) unlawful use (including being under the influence) or possession of illegal drugs on the premises of any VERSES Entity or while performing his or her duties and responsibilities to any VERSES Entity; (G) commission of an act of fraud, theft, embezzlement, gross negligence, or willful misconduct against any VERSES Entity (including any entity with whom it may directly or indirectly be a party to a management services agreement or similar agreement); (H) breach of any fiduciary duty to any VERSES Entity that causes material harm (whether reputational, economic or otherwise) to the Corporation; or (I) such Participant’s other misconduct which causes material harm to any VERSES Entity. Notwithstanding the foregoing, if following a Participant’s termination of employment, it is discovered within the sixty (60) day period immediately following the date of such termination that the Participant could have been terminated for Cause by the VERSES Entity under any of the “Cause” prongs described above (which event was a result of Participant’s intentional and willful action that caused or is reasonably likely to cause material damage to the Corporation or any VERSES Entity) as determined reasonably by the Board in good faith, Participant’s employment shall, at the election of the Board, be deemed to have been terminated for Cause;

(j)	“Change in Control” means the occurrence of any one or more of the following events:

(i)	any transaction at any time and by whatever means pursuant to which any Person or any group of two (2) or more Persons acting jointly or in concert hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (British Columbia)) of, or acquires the right to exercise Control or direction over, securities of the Corporation representing more than 50% of the then issued and outstanding voting securities of the Corporation, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the consolidated assets of the Corporation to a Person other than a subsidiary of the Corporation;

(iii)	the dissolution or liquidation of the Corporation, other than in connection with the distribution of assets of the Corporation to one (1) or more Persons which were Affiliates of the Corporation prior to such event;

(iv)	the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a subsidiary of the Corporation);

(v)	individuals who comprise the Board as of the date hereof (the “Incumbent Board”) for any reason during any twelve month period cease to constitute at least a majority of the members of the Board, unless the election, or nomination for election by the Corporation’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and in that case such new director shall be considered as a member of the Incumbent Board; or

(vi)	any other event which the Board determines to constitute a change in control of the Corporation,

provided that, notwithstanding clause (i), (ii), (iii) and (iv) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clause (i), (ii), (iii) or (iv) above:

(A)	the holders of securities of the Corporation that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Corporation hold (x) securities of the entity resulting from such transaction (including, for greater certainty, the Person succeeding to assets of the Corporation in a transaction contemplated in clause (ii) above) (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity; and

(B)	no Person or group of two or more Persons, acting jointly or in concert, is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity),

(any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Award that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which is triggered by or would be accelerated upon a Change in Control, a transaction will not be deemed a Change in Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction qualifies as “a change in control event” within the meaning of Section 409A of the Code.

(k)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;

(l)	“Committee” has the meaning set forth in Section 3.2;

(m)	“Consultant” means any individual or entity engaged by the Corporation or any subsidiary of the Corporation to render consulting or advisory services (including as a director or officer of any subsidiary of the Corporation), other than as an Employee or Director, and whether or not compensated for such services provided, however, that any Consultant who is in the United States or is a U.S. Person at the time such Consultant receives any offer of Award or executes any Award Agreement must be a natural person, and must agree to provide bona fide services to the Corporation or subsidiary of the Corporation, as applicable, that are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Corporation’s securities;

(n)	“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(i)	when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction in fact over the activities of such corporation;

(ii)	when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and

(iii)	when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust, and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;

(o)	“Corporation” means Verses Technologies Inc., or any successor entity thereof;

(p)	“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;

(q)	“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 7;

(r)	“Director” means a director of the Corporation who is not an Employee;

(s)	“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Corporation to a Director in a calendar year for service on the Board;

(t)	“Disabled” or “Disability” means, with respect to a particular Participant:

(i)	“disabled” or “disability” (or any similar terms) as such terms are defined in the employment or other written agreement between the Corporation or a subsidiary of the Corporation and the Participant;

(ii)	in the event there is no written or other applicable employment or other agreement between the Corporation or a subsidiary of the Corporation, or “disabled” or “disability” (or any similar terms) are not defined in such agreement, “disabled” or “disability” as such term are defined in the Award Agreement; or

(iii)	in the event neither (i) or (ii) apply, then the incapacity or inability of the Participant, by reason of mental or physical incapacity, disability, illness or disease (as determined by a legally qualified medical practitioner or by a court) that prevents the Participant from carrying out his or her normal and essential duties as an Employee, Director or Consultant for a continuous period of six months or for any cumulative period of 180 days in any consecutive twelve month period, the foregoing subject to and as determined in accordance with procedures established by the Plan Administrator for purposes of this Plan;

(u)	“Effective Date” means the effective date of this Plan, being June 9, 2022;

(v)	“Eligible Person” means a Director, Employee or Consultant of the Corporation or a subsidiary of the Corporation;

(w)	“Elected Amount” has the meaning set forth in Subsection 7.1(a);

(x)	“Electing Person” means a Participant who is, on the applicable Election Date, a Director;

(y)	“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 7.1(b);

(z)	“Election Notice” has the meaning set forth in Subsection 7.1(b);

(aa)	“Employee” means an individual who:

(i)	is considered, for purposes of source deductions under applicable tax or social welfare legislation, to be: (A) an employee of the Corporation or a subsidiary of the Corporation; or (B) an employee of a Service Provider of the Corporation of a subsidiary of the Corporation, provided such employee provides services directly to the Corporation or subsidiary of the Corporation, as applicable; or

(ii)	works full-time or part-time on a regular weekly basis for the Corporation or a subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a subsidiary of the Corporation over the details and methods of work as an employee of the Corporation or such subsidiary; or

(iii)	works full-time or part-time on a regular weekly basis for a Service Provider of the Corporation or a subsidiary of the Corporation providing services directly to the Corporation or subsidiary of the Corporation, as applicable, that would normally be provided by an employee of the Corporation or subsidiary of the Corporation, as applicable, and who is subject to the same control and direction by the Service Provider over the details and methods of work as an employee of the Service Provider;

(bb)	“Exchange” means the primary exchange on which the Shares are then listed and posted for trading from time to time, as determined by the Plan Administrator;

(cc)	“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

(dd)	“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

(ee)	“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

(ff)	“In the Money Amount” has the meaning given to it in Subsection 4.5(b);

(gg)	“Insider” means an “insider” as defined in the rules of the Exchange from time to time;

(hh)	“Market Price” means, on any particular date: (a) the closing price of the Shares on the Exchange on the last Trading Day prior to such particular date; or (b) if the Shares are not then listed on an Exchange, the value as is determined solely by the Board, acting reasonably and in good faith, and, with respect to an Award made to a U.S. Taxpayer, in accordance with Section 409A of the Code and such determination shall be conclusive and binding on all Persons;

(ii)	“Market Value” means, on any particular date, the product obtained by multiplying the Market Price by the total issued and outstanding Shares, expressed in dollars;

(jj)	“MVA Amount” means, with respect to a subsidiary of the Corporation on any particular date, the product obtained by multiplying such subsidiary’s MVA Ratio by the Market Value on such particular date;

(kk)	“MVA Ratio” means the ratio for allocating Market Value to each subsidiary of the Corporation, calculated in accordance with Section 3.6(a);

(ll)	“Option” means a stock option granted hereunder to purchase Shares from treasury pursuant to the terms and conditions hereof and as evidenced by an Award Agreement;

(mm)	“Option Shares” means Shares issuable by the Corporation upon the exercise of outstanding Options;

(nn)	“Participant” means a person to whom an Award has been granted under this Plan or a Subsidiary Plan, as applicable;

(oo)	“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a subsidiary of the Corporation, a division of the Corporation or of a subsidiary of the Corporation, or an individual, or may be applied to the performance of the Corporation or a subsidiary of the Corporation relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

(pp)	“Performance Share Unit” or “PSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 6;

(qq)	“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(rr)	“Plan” means this Omnibus Equity Incentive Plan, as may be amended from time to time, pursuant to which all new equity-based incentive awards granted by the Corporation are governed;

(ss)	“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee pursuant to Section 3.2, the Committee;

(tt)	“PSU Service Year” has the meaning given to it in Section 6.1;

(uu)	“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;

(vv)	“RSU Service Year” has the meaning given to it in Section 5.1.

(ww)	“Section 409A of the Code” or “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;

(xx)	“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject;

(yy)	“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to Directors, officers, Employees and/or service providers of the Corporation or any subsidiary of the Corporation, including a share purchase from treasury which is financially assisted by the Corporation or a subsidiary of the Corporation by way of a loan, guarantee or otherwise;

(zz)	“Service Agreement” means any written agreement between a Participant and the Corporation or any subsidiary or Service Provider of the Corporation (as applicable), in connection with that Participant’s employment, service or engagement as a Director, officer, Employee or Consultant or the termination of such employment, service or engagement, as amended, replaced or restated from time to time;

(aaa)	“Service Provider” means any individual or entity engaged by the Corporation or any subsidiary of the Corporation to render services, other than as a Consultant;

(bbb)	“Service Provider Employee” has the meaning given to it in Section 2.1(jjj)(ii);

(ccc)	“Share” means one (1) Class A Subordinate Voting share in the capital of the Corporation as constituted on the Effective Date or any share or shares issued in replacement of such Class A Subordinate Voting share in compliance with Canadian law or other applicable law, and/or one share of any additional class of shares in the capital of the Corporation as may exist from time to time, or after an adjustment contemplated by Article 10, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

(ddd)	“subsidiary” means an issuer that is Controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary, or any other entity in which the Corporation has an equity interest and is designated by the Plan Administrator, from time to time, for purposes of this Plan to be a subsidiary;

(eee)	“Subsidiary Option” means “Option” as defined in the Subsidiary Plan;

(fff)	“Subsidiary Plan” means an incentive stock option plan of a subsidiary of the Corporation, as may be amended from time to time, pursuant to which all new equity-based incentive awards granted by such subsidiary are governed;

(ggg)	“Subsidiary Share” means “Share” as defined in the Subsidiary Plan;

(hhh)	“Tax Act” has the meaning set forth in Section 4.5(d);

(iii)	“Termination Date” means, subject to applicable law which cannot be waived:

(i)	in the case of an Employee whose employment with the Corporation or a subsidiary of the Corporation terminates, (i) the date designated by the Employee and the Corporation or a subsidiary of the Corporation as the “Termination Date” (or similar term) in the Employee’s Service Agreement, or (ii) if no such Service Agreement exists, the date designated by the Corporation or a subsidiary of the Corporation, as the case may be, on which the Employee ceases to be an employee of the Corporation or the subsidiary of the Corporation, as the case may be, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and in any event, the “Termination Date” shall be determined without including any period of reasonable notice that the Corporation or the subsidiary of the Corporation (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant;

(jjj)	“Termination Date” means, subject to applicable law which cannot be waived:

(i)	in the case of an Employee whose employment with the Corporation or a subsidiary of the Corporation terminates, (i) the date designated by the Employee and the Corporation or a subsidiary of the Corporation as the “Termination Date” (or similar term) in the Employee’s Service Agreement, or (ii) if no such Service Agreement exists, the date designated by the Corporation or a subsidiary of the Corporation, as the case may be, on which the Employee ceases to be an employee of the Corporation or the subsidiary of the Corporation, as the case may be, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and in any event, the “Termination Date” shall be determined without including any period of reasonable notice that the Corporation or the subsidiary of the Corporation (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant;

(ii)	in the case of an Employee described in Section 2.1(aa)(i)(B) or 2.1(aa)(iii) (a “Service Provider Employee”):

(A)	if such Employee’s employment with the Service Provider terminates or if such Employee ceases to provide services directly to the Corporation or subsidiary of the Corporation, as applicable, (i) the date designated by the Employee and the Service Provider as the “Termination Date” (or similar term) in the Employee’s Service Agreement, or (ii) if no such Service Agreement exists, the date designated by the Service Provider on which the Employee ceases to be an employee of the Service Provider or otherwise ceases to provide services directly to the Corporation or subsidiary of the Corporation, as applicable, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and in any event, the “Termination Date” shall be determined without including any period of reasonable notice that the Service Provider may be required by law to provide to the Participant or any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant; or

(B)	if the Service Provider employing such Employee ceases to be engaged as a service provider of the Corporation or subsidiary of the Corporation, as applicable, (i) the date designated by the Corporation or subsidiary of the Corporation and the Service Provider as the “Termination Date” (or similar term) in the agreement between the Corporation or subsidiary of the Corporation and the Service Provider, or (ii) if no such agreement exists, the date designated by the Corporation or a subsidiary of the Corporation, as the case may be, on which the Service Provider ceases to provide services to the Corporation or the subsidiary of the Corporation, as the case may be;

(iii)	in the case of a Consultant whose agreement or arrangement with the Corporation or a subsidiary of the Corporation terminates, (i) the date designated by the Corporation or the subsidiary of the Corporation, as the “Termination Date” (or similar term) or expiry date in the Consultant’s Service Agreement, or (ii) if no such Service Agreement exists, the date designated by the Corporation or a subsidiary of the Corporation, as the case may be, on which the Consultant ceases to be a Consultant or a service provider to the Corporation or the subsidiary of the Corporation, as the case may be, or on which the Participant’s agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant of the Participant’s consulting agreement or other written arrangement, such date shall not be earlier than the date notice of voluntary termination was given; in any event, the “Termination Date” shall be determined without including any period of notice that the Corporation or the subsidiary of the Corporation (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, termination fees or other damages paid or payable to the Participant; and

(iv)	in the case of a Director, the date such individual ceases to be a Director,

in each case, unless the individual continues to be a Participant in another capacity.

Notwithstanding the foregoing, in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant experiences a “separation from service” with the Corporation or a subsidiary of the Corporation within the meaning of Section 409A of the Code.

(kkk)	“Trading Day” means any day on which the Exchange is open for trading;

(lll)	“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

(mmm)	“U.S. Person” shall mean a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person);

(nnn)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(ooo)	“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

Article 3

ADMINISTRATION

3.1	Administration

This Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units, Performance Share Units or Deferred Share Units) in such amounts, to such Eligible Persons and, subject to the provisions of this Plan (including Section 3.4), on such terms and conditions as it determines, including:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Corporation,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(b)	establish the form or forms of Award Agreements;

(c)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(d)	construe and interpret this Plan and all Award Agreements;

(e)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub- plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(f)	to take such steps and require such documentation from Eligible Persons which in its opinion are necessary or desirable to ensure compliance with the rules and regulations of the Exchange and all applicable laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board, including the Compensation and Corporate Governance Committee (the “Committee”), all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Corporation or its subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Corporation and all subsidiaries of the Corporation, all Participants and all other Persons.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Directors, Employees and Consultants are eligible to participate in the Plan, subject to Section 9.1(a). Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator, provided that no Award will be granted to a Service Provider Employee except with the prior written consent of the relevant Service Provider.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of the Exchange and any securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Without limiting the generality of the foregoing, all Awards shall be issued pursuant to the registration requirements of the U.S. Securities Act, or pursuant to an exemption or exclusion from such registration requirements. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Corporation in complying with such legislation, rules, regulations and policies.

3.6	Market Value Allocation and Subsidiary Plan Requirements

(a)	No later than 30 days after the Corporation files Annual Audited Financial Statements with respect to the most recent Fiscal Year, the Plan Administrator shall determine the Market Value allocation ratio (the “MVA Ratio”) with respect to each subsidiary of the Corporation using the formula set out below:

MVA Ratio of a subsidiary	=	DCF of subsidiary
DCF of all subsidiaries

where “DCF” means discounted cash flow. Each year, upon final determination of the MVA Ratios in accordance with this Section 3.6(a), the Corporation shall provide notice to the Exchange of such MVA Ratios including the method of determination.

(b)	A Subsidiary may adopt a Subsidiary Plan provided that such Subsidiary Plan will be substantially in the form attached as Schedule D, or such other form as may be prescribed by the Plan Administrator from time to time, and will include the following terms and conditions:

(i)	The aggregate number of Subsidiary Shares reserved for issuance pursuant to Subsidiary Options granted under a Subsidiary Plan shall not exceed 20% of the subsidiary’s total issued and outstanding Subsidiary Shares as at the effective date of such Subsidiary Plan, or such additional amount as may be approved from time to time by the shareholders of the subsidiary. Subsidiary Shares covered by Subsidiary Options which have been settled, exercised or terminated shall be available for subsequent grants under the applicable Subsidiary Plan.

(ii)	The exercise price with respect to a Subsidiary Option shall be established at the time each Subsidiary Option is granted, and shall not be less than the price per Subsidiary Share calculated by dividing, at the time of grant, the MVA Amount by the subsidiary’s total issued and outstanding Subsidiary Shares.

(iii)	Any amendment to the Subsidiary Plan which is set out in section 10.12(7) of the NEO Exchange Listing Manual and any other amendment which, if made to the Plan, would require approval of the holders of voting shares of the Corporation under applicable Securities Laws or Exchange policies, shall require approval of the holders of voting shares of the Corporation.

3.7	Total Shares Subject to Awards

(a)	Subject to adjustment as provided for in Article 10 and any subsequent amendment to this Plan, the aggregate number of Shares reserved for issuance pursuant to Awards granted under this Plan shall not exceed 25% of the Corporation’s total issued and outstanding Shares from time to time. This Plan is considered an “evergreen” plan, since the Shares covered by Awards which have been settled, exercised or terminated shall be available for subsequent grants under the Plan, and the number of Awards available to grant increases as the number of issued and outstanding Shares increases.

(b)	To the extent any Awards (or portion(s) thereof) under this Plan terminate or are cancelled for any reason prior to exercise in full, or are surrendered or settled by the Participant, any Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.

(c)	Any Shares issued by the Corporation through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.8	Limits on Grants of Awards

Notwithstanding anything in this Plan, the aggregate number of Shares:

(a)	issuable to Insiders at any time, under all of the Corporation’s Security- Based Compensation Arrangements, shall not exceed twenty percent (20%) of the Corporation’s issued and outstanding Shares; and

(b)	issued to Insiders within any one (1) year period, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed twenty percent (20%) of the Corporation’s issued and outstanding Shares, provided that the acquisition of Shares by the Corporation for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.8 for any Awards outstanding prior to such purchase of Shares for cancellation.

3.9	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to a Participant granted an Award pursuant to this Plan.

3.10	Non-transferability of Awards

Except to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

Article 4

OPTIONS

4.1	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.

4.2	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, at the sole discretion of the Plan Administrator, subject to applicable securities laws and Exchange rules and provided that the Exercise Price must not be less than the Market Price at the time of granting the Option.

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date.

4.4	Vesting and Exercisability

(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.

(b)	Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in a Service Agreement or Award Agreement. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.

(c)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.

(d)	The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as vesting conditions relating to the attainment of specified Performance Goals.

(e)	At the election of the Plan Administrator, Option Shares can be settled in:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	a cash payment equal to the In the Money Amount, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above.

4.5	Payment of Exercise Price

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, (ii) through the cashless exercise process set out in Section 4.5(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.

(b)	Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, if permitted by the Plan Administrator, a Participant may, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Market Price of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Corporation indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Corporation may require. Subject to Section 8.3, the Corporation shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.

(c)	No Shares will be issued or transferred until full payment therefor has been received by the Corporation, or arrangements for such payment have been made to the satisfaction of the Plan Administrator.

(d)	If a Participant surrenders Options through a Cashless Exercise pursuant to Section 4.5(b), to the extent that such Participant would be entitled to a deduction under paragraph 110(1)(d) of the Income Tax Act (Canada) (the “Tax Act”) in respect of such surrender if the election described in subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Corporation will cause such election to be so made and filed (and such other procedures to be so undertaken).

Article 5

RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year (the “RSU Service Year”). The terms and conditions of each RSU grant may be evidenced by an Award Agreement. Each RSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 5.4(a)), upon the settlement of such RSU.

(b)	The number of RSUs (including fractional RSUs) granted at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the Market Price.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.

5.4	Settlement of RSUs

(a)	The Plan Administrator shall have the sole authority to determine the settlement terms applicable to the grant of RSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. Subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant shall redeem each vested RSU for the following at the election of the Participant but subject to the approval of the Plan Administrator:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above.

(b)	Any cash payments made under this Section 5.4 by the Corporation to a Participant in respect of RSUs to be redeemed for cash shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

(d)	Notwithstanding any other terms of this Plan but subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, no settlement date for any RSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any RSU, under this Section 5.4 any later than the final Business Day of the third calendar year following the applicable RSU Service Year.

Article 6

PERFORMANCE SHARE UNITS

6.1	Granting of PSUs

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any Participant in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year (the “PSU Service Year”). The terms and conditions of each PSU grant shall be evidenced by an Award Agreement, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. Each PSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 6.6(a)), upon the achievement of such Performance Goals during such performance periods as the Plan Administrator shall establish.

6.2	Terms of PSUs

The Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the effect of termination of a Participant’s service and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

6.3	Performance Goals

The Plan Administrator will issue Performance Goals prior to the Date of Grant to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied to performance relative to an index or comparator group, or on any other basis determined by the Plan Administrator. Following the Date of Grant, the Plan Administrator may modify the Performance Goals as necessary to align them with the Corporation’s corporate objectives, subject to any limitations set forth in an Award Agreement or Service Agreement. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable Award Agreement.

6.4	PSU Account

All PSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.

6.5	Vesting of PSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs.

6.6	Settlement of PSUs

(a)	The Plan Administrator shall have the authority to determine the settlement terms applicable to the grant of PSUs provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. Subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any PSU, the Participant shall redeem each vested PSU for the following at the election of the Participant but subject to the approval of the Plan Administrator:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above.

(b)	Any cash payments made under this Section 6.6 by the Corporation to a Participant in respect of PSUs to be redeemed for cash shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested PSUs may be made through the Corporation’s payroll in the pay period that the settlement date falls within.

(d)	Notwithstanding any other terms of this Plan but subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, no settlement date for any PSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any PSU, under this Section 6.6 any later than the final Business Day of the third calendar year following the applicable PSU Service Year.

Article 7

DEFERRED SHARE UNITS

7.1	Granting of DSUs

(a)	The Board may fix from time to time a portion of the Director Fees that is to be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Section 7.1(b) to participate in the grant of additional DSUs pursuant to this Article 7. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 7 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the “Cash Fees”).

(b)	Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form of Schedule A hereto (the “Election Notice”) with the Chief Financial Officer of the Corporation or as directed by the Plan Administrator: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply (other than for Director Fees payable for the 2022 financial year, in which case any Electing Person who is not a U.S. Taxpayer as of the date of this Plan shall file the Election Notice by the date that is 30 days from the Effective Date with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of the first year in which an Electing Person who is a U.S. Taxpayer first becomes an Electing Person under the Plan (or any plan required to be aggregated with the Plan under Section 409A), an initial Election Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the end of the 30-day election period. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c)	Subject to Subsection 7.1(d), the election of an Electing Person under Subsection 7.1(b) shall be deemed to apply to all periods in calendar years following the calendar year for which it is made under Section 7.1(b) until it is terminated under Section 7.1(d).

(d)	Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Corporation a termination notice in the form of Schedule B. Such termination shall be effective immediately upon receipt of such notice, provided that the Corporation has not imposed a “black-out” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 7.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 7, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the termination notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs for any calendar year (or portion thereof) is irrevocable for that calendar year after the expiration of the election period for that year and any termination of the election will not take effect until the first day of the calendar year following the calendar year in which the termination notice in the form of Schedule C is delivered the Chief Financial Officer of the Corporation.

(e)	Any DSUs granted pursuant to this Article 7 prior to the delivery of a termination notice pursuant to Section 7.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f)	The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 7 will be calculated by dividing (i) the amount of Director Fees that are to be paid as DSUs, as determined by the Plan Administrator or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Market Price of a Share on the Date of Grant.

(g)	In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

7.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.

7.3	Vesting of DSUs

Except as otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, DSUs shall vest immediately upon grant.

7.4	Settlement of DSUs

(a)	DSUs shall be settled on the date established in the Award Agreement; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then, for a Participant who is not a U.S. Taxpayer the settlement date shall be the date determined by the Participant (which date shall not be earlier than the Termination Date), and for a Participant who is a U.S. taxpayer, the settlement date shall be the date determined by the Participant in accordance with the Election Notice (which date shall not be earlier than the “separation from service” (within the meaning of Section 409A)). On the settlement date for any DSU, the Participant shall redeem each vested DSU for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or

(ii)	at the election of the Participant and subject to the approval of the Plan Administrator, a cash payment.

(b)	Any cash payments made under this Section 7.4 by the Corporation to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Share as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Corporation’s payroll or in such other manner as determined by the Corporation.

7.5	No Additional Amount or Benefit

For greater certainty, neither a Participant to whom DSUs are granted nor any person with whom such Participant does not deal at arm’s length (for purposes of the Tax Act) shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the Market Price of the Shares to which the DSUs relate.

Article 8

ADDITIONAL AWARD TERMS

8.1	Dividend Equivalents

(a)	Unless otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, an Award of RSUs, PSUs and DSUs shall include the right for such RSUs, PSUs and DSUs to be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs, PSUs and DSUs to which they relate, and shall be settled in accordance with Subsections 5.4, 6.6, and 7.4 respectively.

(b)	The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

8.2	Restricted Period

In the event that an Award expires, at a time when a scheduled restricted period is in place or an undisclosed material change or material fact in the affairs of the Corporation exists, the expiry of such Award and any payout with respect thereto will be the (a) the date that is 10 Business Days after which such scheduled restricted period terminates or there is no longer such undisclosed material change or material fact or (b) if the Participant is a U.S. Taxpayer, the earlier of the date described in (a) and December 31 of the then current calendar year, provided the expiry of an Option may not be extended beyond the scheduled Expiry Date of such Option.

8.3	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the minimum amount as the Corporation or a subsidiary of the Corporation is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a subsidiary of the Corporation, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation or any Affiliate may (a) withhold such amount from any remuneration or other amount payable by the Corporation or any Affiliate to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount, or (c) enter into any other suitable arrangements for the receipt of such amount.

8.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or the relevant subsidiary of the Corporation, or as set out in the Participant’s Service Agreement or Award Agreement, or as otherwise required by law or the rules of the Exchange. The Plan Administrator may at any time waive the application of this Section 8.4 to any Participant or category of Participants.

Article 9

TERMINATION OF EMPLOYMENT OR SERVICES

9.1	Termination of Employee, Consultant or Director

Subject to Section 9.4, unless otherwise determined by the Plan Administrator or as set forth in the Participant’s Service Agreement or Award Agreement:

(a)	a Participant’s eligibility to receive further grants of Options or other Awards under this Plan ceases as of: (i) the date that the Corporation or a subsidiary of the Corporation, as the case may be, provides the Participant with written notification that the Participant’s employment, consulting agreement or arrangement is terminated, notwithstanding that such date may be prior to the Termination Date; or (ii) the date of the death or Disability of the Participant; and

(b)	for greater certainty, subject to Section 409A, Options or other Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Corporation or a subsidiary of the Corporation for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Corporation or a subsidiary of the Corporation.

9.2	Termination of Employee, Consultant or Director – Treatment of Options

Subject to Section 9.4, unless otherwise determined by the Plan Administrator or as set forth in the Participant’s Service Agreement or Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, Options shall be treated in the manner set forth below:

Reason for Termination	Vesting	Expiry of Option
Death	Vesting to be determined in accordance the Award Agreement.	Options expire on the earlier of the Expiry Date and one year following the date of death.

Disability	Vesting to be determined in accordance the Award Agreement.	Options expire on the earlier of the Expiry Date and one year following the date of Disability.

Resignation	Unvested Options as of the date of resignation automatically terminate and shall be forfeited.

Options expire on the earlier of the Expiry Date and ninety days following the date of resignation.

Options granted to Persons engaged primarily to provide Investor Relations Activities expire on the earlier of the Expiry Date and 30 days following the date of resignation, or as otherwise allowed by the Plan Administrator.

Termination without Cause/Constructive Dismissal - No Change in Control Involved	Vesting to be determined in accordance the Award Agreement.	Options expire on the earlier of Expiry Date and 90 days following the Termination Date, or as otherwise allowed by the Plan Administrator.

Change in Control	Vesting to be determined in accordance with Section 10.2.	Expiry Date to be determined in accordance with Section 10.2.

Termination with Cause	Options, whether vested or unvested as of the Termination Date, automatically terminate and shall be forfeited.	Options, whether vested or unvested as of the Termination Date, automatically terminate and shall be forfeited.

9.3	Termination of Employee, Consultant or Director – Treatment of RSUs, PSUs and DSUs

Subject to Section 9.4, unless otherwise determined by the Plan Administrator or as set forth in the Participant’s Service Agreement or Award Agreement, if a Participant’s employment, service or engagement terminates in any of the following circumstances, RSUs, PSUs and DSUs shall be treated in the manner set forth below:

Reason for Termination	Treatment of RSUs, PSUs and DSUs
Death	Vesting of any outstanding RSUs, PSUs and DSUs shall be determined in accordance with the terms of the applicable Award Agreement and any such vested RSUs, PSUs and DSUs shall be available for settlement in accordance with Section 5.4, Section 6.6 and Section 7.4, respectively.

Disability	Vesting of any outstanding RSUs, PSUs and DSUs shall be determined in accordance with the terms of the applicable Award Agreement and any such vested RSUs, PSUs and DSUs shall be available for settlement in accordance with Section 5.4, Section 6.6 and Section 7.4, respectively.

Resignation

All outstanding RSUs, PSUs and DSUs that were not vested on or before the date of resignation shall in all respects terminate as of the date of resignation.

All outstanding RSUs, PSUs and DSUs that were vested on or before the date of resignation shall be available for settlement as of the date of resignation in accordance with Section 5.4, Section 6.6 and Section 7.4, respectively, after which time any remaining RSUs, PSUs and DSUs shall in all respects terminate.

Termination without Cause/Wrongful Dismissal - No Change in Control Involved

All outstanding RSUs, PSUs and DSUs that were not vested on or before the Termination Date shall in all respects terminate as of the Termination Date.

All outstanding RSUs, PSUs and DSUs that were vested on or before the Termination Date shall be available for settlement as of Termination Date in accordance with Section 5.4, Section 6.6 and Section 7.4, respectively, after which time any remaining RSUs, PSUs and DSUs shall in all respects terminate.

Change in Control	Vesting to be determined in accordance with Section 10.2.

Termination of the Participant for Cause	All outstanding RSUs, PSUs and DSUs (whether vested or unvested) shall automatically terminate on the Termination Date and be forfeit.

9.4	Discretion to Permit Acceleration

Notwithstanding the provisions of Sections 9.2 and 9.3, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Sections, or in a Service Agreement or Award Agreement, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator, and with respect to Awards to U.S. Taxpayers, in a manner that does not result in adverse tax consequences under Section 409A of the Code.

Article 10

EVENTS AFFECTING THE CORPORATION

10.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2	Change in Control

Except as may be set forth in the Participant’s Service Agreement or Award Agreement:

(a)	Subject to this Section 10.2, but notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control; (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Corporation without payment); (iv) the replacement of such Award with other rights or property selected by the Board of Directors in its sole discretion where such replacement would not adversely affect the holder; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 10.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any property in connection with a Change in Control other than rights to acquire shares of a corporation or units of a “mutual fund trust” (as defined in the Tax Act), of the Corporation or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Corporation, as applicable, at the time such rights are issued or granted.

(b)	Notwithstanding Article 9, and except as otherwise provided in the Participant’s Service Agreement, if within 12 months following the completion of a transaction resulting in a Change in Control, a Participant’s employment, consultancy or directorship is terminated by the Corporation or a subsidiary of the Corporation without Cause:

(i)	any unvested Awards held by the Participant at the Termination Date may vest in the sole discretion of the Plan Administrator; and

(ii)	any vested Awards of Participants may, subject to Sections 5.4(d) and 6.6(d) (where applicable), be exercised, surrendered or settled by such Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Award; and (B) the date that is 90 days after the Termination Date, provided that any vested Awards (other than Options) granted to U.S. Taxpayers will be settled in accordance with Section 5.4, Section 6.6 and Section 7.4, respectively, after which time any remaining RSUs, PSUs and DSUs shall in all respects terminate. Any Award that has not been exercised, surrendered or settled at the end of such period will be immediately forfeited and cancelled.

(c)	Notwithstanding Subsection 10.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on an Exchange, then the Corporation may terminate all of the Awards, other than an Option held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the Market Price.

(d)	It is intended that any actions taken under this Section 10.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.

10.3	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.4	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired, or by reference to which such Awards may be settled, on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

10.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 10.3 and 10.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 10.3 and 10.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards.

10.6	Issue by Corporation of Additional Shares

Except as expressly provided in this Article 10, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

10.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 11

U.S. TAXPAYERS

11.1	Provisions for U.S. Taxpayers

Options granted under this Plan to U.S. Taxpayers may be non-qualified stock options or incentive stock options qualifying under Section 422 of the Code (“ISOs”). Each Option shall be designated in the Award Agreement as either an ISO or a non-qualified stock option. If an Award Agreement fails to designate an Option as either an ISO or non-qualified stock option, the Option will be a non-qualified stock option. The Corporation shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Non- qualified stock options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Corporation or any corporation or other entity in which the Corporation has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A, or (ii) such option otherwise is exempt from Section 409A.

11.2	ISOs

Subject to any limitations in Section 3.6, the aggregate number of Shares reserved for issuance in respect of granted ISOs shall not exceed 10,000,000, and the terms and conditions of any ISOs granted to a U.S. Taxpayer on the Date of Grant hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may only be granted to an individual who is an employee of the Corporation, or of a “parent corporation” or “subsidiary corporation” of the Corporation, as such terms are defined in Sections 424(e) and (f) of the Code.

11.3	ISO Grants to 10% Shareholders

Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Corporation or of a “parent corporation” or “subsidiary corporation”, as such terms are defined in Section 424(e) and (f) of the Code, on the Date of Grant, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Market Price of the Shares subject to the Option.

11.4	$100,000 Per Year Limitation for ISOs

To the extent the aggregate Market Price as at the Date of Grant of the Shares for which ISOs are exercisable for the first time by any person during any calendar year (under all plans of the Corporation and any “parent corporation” or “subsidiary corporation”, as such terms are defined in Section 424(e) and (f) of the Code) exceeds US$100,000, such excess ISOs shall be treated as non-qualified stock options.

11.5	Disqualifying Dispositions

Each person awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date he or she makes a disposition or transfer of any Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two years from the Date of Grant or (b) within one year after the date such person acquired the Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Corporation may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

11.6	Section 409A of the Code

(a)	This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code shall also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of Section 409A of the Code or (B) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (Ill) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Corporation or any of its subsidiaries or Affiliates be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)	All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.

(c)	The Plan Administrator, in its sole discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.

(d)	Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months and one day after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six-month anniversary of such separation from service.

11.7	Application of Article 11 to U.S. Taxpayers

For greater certainty, the provisions of this Article 11 shall only apply to U.S. Taxpayers.

Article 12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

12.1	Amendment, Suspension, or Termination of the Plan

Subject to Section 12.3, the Plan Administrator may from time to time, without notice and without approval of the holders of voting shares of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable Securities Laws or Exchange requirements; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

12.2	Permitted Amendments

Without limiting the generality of Section 12.1 and subject to Section 12.3, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 9;

(c)	making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors; or

(e)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants,

12.3	Amendments Requiring Shareholder Approval

Notwithstanding anything to the contrary in this Plan, any amendment set out in section 10.12(7) of the NEO Exchange Listing Manual and any other amendment which requires approval of the holders of voting shares of the Corporation under applicable Securities Laws or Exchange policies, shall require approval of the holders of voting shares of the Corporation.

Article 13

MISCELLANEOUS

13.1	Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

13.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	Priority of Agreements

(a)	In the event of any inconsistency or conflict between the provisions of a Participant’s Award Agreement and the Plan, the provisions of the Plan shall prevail with respect to such Participant. In the event of any inconsistency or conflict between the provisions of (i) the Plan and/or a Participant’s Award Agreement, and (ii) a Participant’s Service Agreement, the provisions of the Participant’s Service Agreement shall prevail with respect to such Participant unless the terms of the Participant’s Service Agreement would either (i) cause a violation of Section 409A of the Code in respect of a U.S. Taxpayer or (ii) cause the Plan to be a “salary deferral arrangement” as defined in the Tax Act in respect of a Participant that is a Canadian Taxpayer, in which case the terms of the Plan shall prevail.

(b)	In the event that a Participant’s Service Agreement contains provisions respecting the vesting of the dates upon which any or all outstanding Awards shall be exercisable or settled, without regard to whether such Awards have otherwise vested in accordance with their terms, or provisions respecting the expiry, forfeiture and termination of such Awards, the vesting or expiry, forfeiture and termination of such Awards, as applicable, shall be governed by the terms and conditions of the Participant’s Service Agreement with respect to such Participant.

13.6	Anti-Hedging Policy

By accepting an Award each Participant acknowledges that he or she is restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards.

13.7	Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

13.8	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

13.9	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and its subsidiaries.

13.11	General Restrictions or Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

13.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.13	Notices

(a)	All written notices to be given by a Participant to the Corporation shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Verses Technologies Inc.

c/o 1500 – 409 Granville Street

Vancouver, BC, Canada, V6C 1T2

Email: sd@octaviancapital.ca

Attention: Plan Administrator

(b)	All notices to a Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

13.14	Effective Date

This Plan becomes effective on a date to be determined by the Plan Administrator, subject to the approval of the shareholders of the Corporation.

13.15	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

13.16	Submission to Jurisdiction

The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

Schedule A

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 7 of the Plan and to receive % of my Cash Fees in the form of DSUs.

If I am a U.S. Taxpayer, I hereby further elect for any DSUs subject to this Election Notice to be settled on the later of (i) my “separation from service” (within the meaning of Section 409A) or (ii) ______________________________.

I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)	I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

(c)	The value of DSUs is based on the value of the Shares of the Corporation and therefore is not guaranteed.

(d)	To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for the calendar year to which it applies and that any revocation or termination of this election after the expiration of the election period will not take effect until the first day of the calendar year following the year in which I file the revocation or termination notice with the Corporation.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:
(Signature of Participant)

(Name of Participant)

Schedule B

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUs

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 7 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:
(Signature of Participant)

(Name of Participant)

Note:	An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

Schedule C

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUs

(U.S. TAXPAYERS)

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule A to the Plan, I hereby elect that no portion of the Cash Fees accrued after the effective date of this termination notice shall be paid in DSUs in accordance with Article 5 of the Plan.

I understand that this election to terminate receipt of additional DSUs will not take effect until the first day of the calendar year following the year in which I file this termination notice with the Corporation.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:
(Signature of Participant)

(Name of Participant)

Note:	An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

Schedule D

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”)

FORM OF SUBSIDIARY STOCK OPTION PLAN

Attached.

Schedule E

Verses Technologies Inc.

OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”)

California Supplement

Pursuant to Section 3.1(g) of the Plan, the Corporation has adopted this California Supplement (the “California Supplement”), to the Plan for purposes of making grants of Options to any Participants who are California residents. All terms used but not defined herein shall have the meaning set forth in the Plan. Any Option granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1.	Additional Limitations on Options.

a.	Maximum Duration of Options. No Options granted to California Participants shall have a term in excess of 10 years measured from the Option grant date.

b.	Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for Cause, in the event of termination of employment of such Participant, such Participant shall have the right to exercise an Option, to the extent that such Participant is entitled to exercise such Option on the date employment terminated, until the later of (i) the date set forth in the applicable Option Agreement (or Section 9.2 of the Plan, if Option Agreement does not contain a different date), or (ii) the earlier of: (1) the six (6) month anniversary from the date of termination, if termination was caused by such Participant’s death or Disability, (2) the thirty (30) day anniversary of the date of termination, if termination was caused other than by such Participant’s death or disability and (3) the Expiry Date of such Option.

2.	Additional Limitations for Other Share-Based Awards. The terms of all Options granted to a California Participant shall comply, to the extent applicable, with Sections 260.140.42, 260.140.45 and 260.140.46 of the California Code of Regulations.

3.	Additional Limitations on Timing of Awards. No Option granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Option, unless the Plan has been approved by the holders of a majority of the Corporation’s outstanding voting securities by the later of (i) within twelve (12) months before or after the date the Plan was adopted by the Board, or (ii) prior to or within twelve (12) months of the granting of any Option to a California Participant.

4.	Additional Restriction Regarding Recapitalizations, Stock Splits, Etc. For purposes of the Plan, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Corporation’s securities underlying the Option without the receipt of consideration by the Corporation, the number of securities available for subscription, and in the case of Options, the Exercise Price of such Options, must be proportionately adjusted.

5.	Additional Limitations on Transferability of Awards. Notwithstanding anything to the contrary in the Plan, an Option granted to a California Participant may not be transferred to an executor or guardian upon the Disability of the Participant.